Exhibit 10.4

EXECUTIVE EMPLOYMENT AGREEMENT

Randell Weaver (“Employee”) hereby accepts the offer of Natural Alternatives International, Inc. (“NAI” or the “Company”) for employment as Chief Financial Officer and Chief Operating Officer beginning July 1, 2002. Collectively, NAI and Employee will be referred to herein as the “Parties.”

1. Employment. Notwithstanding the rights of the Parties to terminate the relationship described below, the Parties anticipate that Employee will be employed through June 30, 2003. Employee’s employment will be at-will and may be terminated by either Employee or NAI at any time for any reason or no reason, with or without cause upon written notice to the other, or without any notice upon the death of Employee. The at-will status of the employment relationship may not be modified except in writing authorized in advance by the Board of Directors of NAI and signed by the Board of Directors of NAI and Employee.

2. Employee Handbook. Employee and NAI further understand and agree that nothing in the NAI Employee Handbook is intended to be, and nothing in it should be construed to be, a limitation of NAI’s right to terminate, transfer, demote, suspend and administer discipline at any time for any reason. Employee and NAI understand and agree nothing in the Handbook is intended to, and nothing in the Handbook should be construed to, create an implied or express contract of employment contrary to this Agreement.

3. Position and Responsibilities. During employment, Employee shall have such responsibilities, duties and authority as NAI through its Board of Directors may from time to time assign to Employee, and that are normal and customary duties of a Chief Financial Officer and Chief Operating Officer of a publicly held corporation. Employee’s initial title shall be Chief Financial Officer and Chief Operating Officer.

4. Term. If Employee continues working for NAI past June 30, 2003, and if NAI still desires Employee’s services, then the following terms and conditions will apply:

a. At-will. Employee shall be an at-will employee and NAI or Employee will be entitled to terminate the employment relationship for any reason or for no reason, with or without cause and with or without notice;

b. Compensation. Employee will be compensated at the rate set forth in Section 5 below unless another rate is mutually agreed upon; and

c. Benefits. As to benefits and other terms of employment, Employee shall be subject to the same policies and procedures as other employees of NAI in similar positions.

5. Compensation. While Employee is employed by NAI as Chief Financial Officer and Chief Operating Officer, Employee’s rate of compensation will be at a rate of $225,000 per year, payable no less frequently than monthly. While Employee is employed by NAI as solely Chief Financial Officer, Employee’s rate of compensation will be at a rate of $195,000 per year, payable no less frequently than monthly. The compensation set forth in this Section 5 will be Employee’s only compensation except standard employee benefits available to other level one executives of NAI or any other written compensation arrangement approved by the Board of

Directors of NAI. Employee will be entitled to participate in any bonus compensation in a manner and at a level consistent with other level one executives of NAI.

6. Termination. In the event of termination or resignation, the following terms and conditions will apply:

a. Without Cause, Severance Benefit. In the event Employee is terminated by NAI without cause, Employee shall be entitled to receive a severance benefit, including standard employee benefits available to other level one executives of NAI, in an amount equal to one months’ compensation for each completed year of service up to a maximum severance benefit of six (6) months’ compensation. One half of any severance benefit owing hereunder shall be paid within 10 days of termination and the balance shall be paid on a bi-weekly basis over the severance period of from one to six months.

b. With Cause, No Severance Benefit. NAI may terminate Employee with cause, which shall be limited to the occurrence of one or more of the following events: (i) the Employee’s commission of any fraud against NAI; (ii) Employee’s intentional appropriation for his or her personal use or benefit the funds of the Company not authorized by the Board of Directors; (iii) Employee’s conviction of any crime involving moral turpitude; (iv) Employee’s conviction of a violation of any state or federal law which could result in a material adverse impact upon the business of NAI; (v) the Employee engaging in any other professional employment or consulting or directly or indirectly participating in or assisting any business which is a current or potential supplier, customer or competitor of NAI without prior written approval from the Board of Directors of NAI, (vi) the Employee accepting or encouraging the offering of gifts or gratuities from any customer, vendor, supplier, or other person doing business with NAI, or (vii) when Employee has been disabled and is unable to perform the essential functions of the position for any reason notwithstanding reasonable accommodation and has received from NAI compensation in an amount equivalent to his or her severance benefit payment. No severance benefit shall be due to Employee if Employee is terminated for cause.

c. Resignation or Retirement, No Severance Pay. No severance pay shall be due to Employee if Employee resigns or retires from employment.

7. Termination Obligations.

a. Return of NAI Company Property. Employee shall take all reasonable steps to make sure all NAI Company Property (as defined in Attachment 2) is returned to NAI within two (2) business days following termination of employment.

b. Employee Cooperation. Following any termination of the employment, Employee shall cooperate fully with NAI in all matters relating to completing pending work on behalf of NAI and the orderly transfer of work to other employees of NAI. Employee shall also cooperate in the defense of any action brought by any third party against NAI that relates in any way to Employee’s acts or omissions while employed by NAI.

c. Survival of Obligations. Employee’s obligations under this Section shall survive the termination of employment and the expiration or termination of this Agreement.

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8. Change in Control. In the event of any Change in Control, the following provisions will apply. Any of the following shall constitute a “Change in Control” for the purposes of this Section 7:

a. A “person” (meaning an individual, a partnership, or other group or association as defined in sections 13(d) and 14(d) of the Securities Exchange Act of 1934) acquires fifty percent (50%) or more of the combined voting power of the outstanding securities of NAI having a right to vote in elections of directors; or

b. The members of the Board of Directors of the Company who were members of the Board of Directors on the commencement date hereof, shall for any reason cease to constitute a majority of the Board of Directors of the Company; or

c. All or substantially all of the business of NAI is disposed of by NAI to a party or parties other than a subsidiary or other affiliate of NAI, in which NAI owns less than a majority of the equity, pursuant to a partial or complete liquidation of NAI, sale of assets (including stock of a subsidiary of NAI) or otherwise.

d. In the event of any such Change in Control, this Agreement shall continue in effect unless Employee at his or her sole option, and within sixty (60) days of a Change in Control taking place, elects voluntarily to terminate this Agreement. In such case, NAI shall pay Employee as severance pay or liquidated damages, or both, a lump sum payment (“Change in Control Severance Payment”) equal to the severance period specified in Section 6(a) above or such greater amount as the Board of Directors determines from time to time pursuant to terms which may not be revoked or reduced thereafter.

e. In the event Employee is terminated following a Change in Control by NAI and/or the surviving or resulting corporation without cause, Employee shall be entitled to a Change in Control Severance Payment equal to the severance period specified in Section 6(a) or such greater amount as the Board of Directors determines from time to time pursuant to terms which may not be revoked or reduced thereafter.

f. Any Change in Control Severance Payment shall be made not later than the fifteenth (15th) day following the effective date of the voluntary or involuntary termination of this Agreement in connection with a Change in Control; provided, however, that if the amount of such payments cannot be finally determined on or before such date, NAI shall pay to Employee on such date a good faith estimate of the minimum amount of such payments, and shall pay the remainder of such payments (together with interest at the rate provided in Internal Revenue Code Section 1274(b)(2)(B) of the Code), as soon as the amount thereof can be determined, but in no event later than the thirtieth (30th) day after the applicable termination date. In the event the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by NAI payable on the fifteenth (15th) day after receipt by Employee of a written demand for payment from NAI (together with interest calculated as above). The total of any payment pursuant to this Section 7 shall be limited to the extent necessary, in the opinion of legal counsel acceptable to Employee and NAI, to avoid the payment of an “excess parachute” payment within the meaning of Internal Revenue Code Section 280 G or any similar successor provision.

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g. In the event of termination of employment either by the Employee under paragraph 7d. or by NAI under paragraph 7e., NAI shall cause each stock option heretofore granted by NAI to the Employee to become fully exercisable and to remain exercisable for the term of the option.

9. Arbitration. Employee and NAI hereby agree to the Mutual Agreement to Arbitrate attached hereto and made a part hereof as Attachment #1. Employee’s obligations under this Section shall survive the termination of employment and the expiration or termination of this Agreement.

10. Confidential Information and Inventions. Employee and NAI hereby agree to the Confidential Information and Assignment Agreement, Covenant of Exclusivity and Covenant Not to Compete attached hereto and made a part hereof as Attachment #2. Employee’s obligations under this Section shall survive the termination of employment and the expiration or termination of this Agreement.

11. Competitive Activity. Employee covenants, warrants and represents that during the period of his or her employment with NAI, Employee shall not engage anywhere directly or indirectly in (as a principal, shareholder, partner, director, officer, agent, employee, consultant or otherwise) or be financially interested in any business which is involved in business activities which are the same as, similar to, or in competition with business activities carried on by NAI or any business that is a current or potential supplier, customer or competitor of NAI without prior written approval from the Board of Directors of NAI.

12. Employee Conduct. Employee covenants, warrants and represents that during the period of his or her employment with NAI, Employee shall not accept or encourage the offering of gifts or gratuities from any customer, vendor, supplier, or other person doing business with NAI. Employee represents and understands that acceptance or encouragement of any gift or gratuity may create a perceived financial obligation and/or conflict of interest for NAI and shall not be permitted as a means to influence business decisions, transactions or service. In this situation, as in all other areas of employment, Employee is expected to conduct himself or herself using the highest ethical standard.

13. Entire Agreement. This Agreement contains the entire agreement between the parties. It supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to Employee’s employment by NAI. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein and acknowledges that no other agreement, statement or promise not contained in this Agreement shall be valid or binding. This Agreement may not be modified or amended by oral agreement or course of conduct, but only by an agreement in writing signed by the Board of Directors of NAI and Employee. To the extent the practices, policies or procedures of NAI, now or in the future, are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control.

14. Governing Law. This Executive Employment Agreement shall be construed and enforced in accordance with the laws of the State of California.

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15. Provisions Separable. Should any part or provision of this Executive Employment Agreement be held unenforceable or in conflict with the law of any jurisdiction, the validity of the remaining parts shall not be affected by such holding.

16. Attorney’s Fees. Should any party institute any action, arbitration or proceeding to enforce, interpret or apply any provision of this Executive Employment Agreement, the parties agree that the prevailing party shall be entitled to reimbursement by the non-prevailing party of all recoverable costs and expenses, including, but not limited to, reasonable attorney fees.

17. Interpretation. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. By way of example and not in limitation, this Agreement shall not be construed in favor of the party receiving a benefit nor against the party responsible for any particular language in this Agreement.

“EMPLOYEE”

/s/ Randell Weaver
Randell Weaver

NATURAL ALTERNATIVES INTERNATIONAL, INC. a Delaware corporation

By:	/s/ Mark Le Doux
Mark A. LeDoux, Chief Executive Officer

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ATTACHMENT #1

MUTUAL AGREEMENT TO MEDIATE AND ARBITRATE CLAIMS

This Mutual Agreement to Mediate and Arbitrate Claims (“Agreement”) is entered into between Randell Weaver (“Employee”) and Natural Alternatives International, Inc. (“NAI”), together with its affiliates and subsidiaries.

In consideration of Employee’s prospective and continued employment relationship with NAI, Employee’s employment rights under Employee’s Executive Employment Agreement, Employee’s participation in stock option plans, Employee’s participation in bonus compensation programs, Employee’s access to and receipt of confidential information of NAI, and other good and valuable consideration, all of which Employee considers to have been negotiated at arm’s length, Employee agrees to the following:

1. Claims Covered by this Agreement.

a. To the fullest extent permitted by law, all claims and disputes between Employee (and his attorneys, successors and assigns) and NAI (as defined below) relating in any manner whatsoever to the employment or termination of Employee, including without limitation all claims and disputes arising under this Agreement, shall be resolved by arbitration. All persons and entities specified in the preceding sentence (other than NAI and Employee) shall be considered third-party beneficiaries of the rights and obligations created by this Agreement on arbitration. Claims and disputes covered by this Agreement include without limitation those arising under:

(i) Any federal, state or local laws, regulations or statutes prohibiting employment discrimination (such as, without limitation: race, sex, national origin, age, disability, religion, sexual orientation) and harassment.

(ii) Any alleged or actual agreement or covenant (oral, written or implied) between Employee and NAI.

(iii) Any company policy, compensation, wage or related claim or benefit plan, unless the decision in question was made by an entity other than NAI.

(iv) Any public policy.

(v) Any other claim for personal, emotional, physical or economic injury.

b. The only disputes between Employee and NAI which are not included within this Mutual Agreement to Arbitrate Claims are:

(i) Any claim by Employee for workers’ compensation or unemployment compensation benefits.

(ii) Any claim by Employee for benefits under a company plan which provides for its own arbitration procedure.

2. Mandatory Mediation of Claims and Disputes.

a. If any claim or dispute concerning this Agreement or the parties’ employment relationship cannot be resolved by negotiation between the parties, the following mediation and arbitration procedures shall be invoked. Before invoking the binding arbitration procedure set forth below, NAI and Employee shall first participate in mandatory mediation of any dispute arising under this Agreement.

b. The claim or dispute shall be submitted to mediation before a mediator of the Judicial Arbitration and Mediation Service (“JAMS”), a mutually agreed to alternative dispute resolution (“ADR”) organization. The mediation shall be conducted at a mutually agreeable location, or if a location cannot be agreed to by the parties, at a location chosen by the mediator. The administrator of the ADR organization shall select three (3) mediators. From the three (3) chosen, each party shall strike one and the remaining mediator shall preside over the mediation. The cost of the mediation shall be borne equally by NAI and Employee.

c. At least ten (10) business days before the date of the mediation, each side shall provide the mediator with a statement of its position and copies of all supporting documents. Each party shall send to the mediation a person who has authority to bind the party. If a subsequent dispute will involve third parties, such as insurers or subcontractors, they shall also be asked to participate in the mediation.

d. If a party has participated in the mediation and is dissatisfied with the outcome, that party may invoke the arbitration procedure set forth below.

3. Binding Arbitration of Claims and Disputes.

a. If NAI and Employee are unable to resolve a dispute relating to this Agreement through mediation, they shall submit any such dispute or claims relating to Employee’s employment with NAI or the termination of that employment including but not limited to claims arising under common law or under any statute, rule, regulation, or law, whether federal, state or local including without limitation, any claims under the California Fair Employment and Housing Act, the California Labor Code, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Rehabilitation Act of 1973, the Family Medical Leave Act the Employee Retirement Income Security Act of 1974, or Section 1981 or Title 42 of the United States Code to binding arbitration, in accordance with California Code of Civil Procedure §§1280 through 1294.2. Either party may enforce the award of the arbitrator under Code of Civil Procedure §1285 by any competent court of law. Employee and NAI understand that they are waiving their rights to a jury trial.

b. The party demanding arbitration shall submit a written claim to the other party, setting out the basis of the claim and proposing the name of an arbitrator from JAMS, the mutually agreed to ADR organization. The responding party shall have ten (10) business days in which to respond to this demand in a written answer. If this response is not timely made, or if the responding party agrees with the person proposed as the arbitrator, then the person named by the demanding party shall serve as the arbitrator. If the responding party submits a written answer rejecting the proposed arbitrator then, on the request of either party, JAMS shall appoint an arbitrator other than the mediator. The Employee and NAI agree to apply AAA rules for the

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resolution of employment disputes to the arbitration even though the ADR is one other than AAA. No one who has ever had any business, financial, family, or social relationship with any party to this Agreement shall serve as an arbitrator unless the related party informs the other party of the relationship and the other party consents in writing to the use of that arbitrator.

c. The arbitration shall take place in the greater San Diego, California area, at a time and place selected by the arbitrator. A pre-arbitration hearing shall be held within ten (10) business days after the arbitrator’s selection. The arbitration shall be held within sixty (60) calendar days after the pre-arbitration hearing. The arbitrator shall establish all discovery and other deadlines necessary to accomplish this goal.

d. Each party shall be entitled to discovery of essential documents and witnesses, as determined by the arbitrator in accordance with the then-applicable rules of discovery for the resolution of employment disputes and the time frame set forth in this Agreement. The arbitrator may resolve any disputes over any discovery matters as they would be resolved in civil litigation.

e. The arbitrator shall have the following powers:

(i) to issue subpoenas for the attendance of witnesses and subpoenas duces tecum for the production of books, records, documents, and other evidence;

(ii) to order depositions to be used as evidence;

(iii) subject to the limitations on discovery enumerated above, to enforce the rights, remedies, procedures, duties, liabilities, and obligations of discovery as if the arbitration were a civil action before a California superior court;

(iv) to conduct a hearing on the arbitrable issues;

(v) to administer oaths to parties and witnesses.

f. Within fifteen (15 days) after completion of the arbitration, the arbitrator shall submit a tentative decision in writing, specifying the reasoning for the decision and any calculations necessary to explain the award. Each party shall have fifteen (15 days) in which to submit written comments to the tentative decision. Within ten (10) days after the deadline for written comments, the arbitrator shall announce the final award.

g. NAI shall pay the arbitrator’s expenses and fees, all meeting room charges, and any other expenses that would not have been incurred if the case were litigated in the judicial forum having jurisdiction over it. Unless otherwise ordered by the arbitrator, each party shall pay its own attorney fees, witness fees, and other expenses incurred by the party for his or her own benefit. Regardless of any statute, procedure, rule or law, the prevailing party in arbitration shall be entitled to recover from the non-prevailing party reasonable attorney fees incurred as a result of arbitration.

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4. Miscellaneous Provisions.

a. The term “company” means NAI, and all related entities, all officers, employees, directors, agents, shareholders, partners, benefit plan sponsors, fiduciaries, administrators or affiliates of any of the above, and all successors and assignees of any of the above.

b. If either party pursues a covered claim against the other by any action, method or legal proceeding other than mediation or arbitration as provided herein, the responding party shall be entitled to dismissal or injunctive relief regarding such action and recovery of all costs, losses and attorneys’ fees related to such other action or proceeding.

c. The parties to this Agreement acknowledge and agree that they are waiving their right to a jury trial on the issues covered by this Agreement.

d. This is the complete agreement of the parties on the subject of mediation and the arbitration of disputes and claims. This Agreement supersedes any prior or contemporaneous oral, written or implied understanding on the subject, shall survive the termination of Employee’s employment and can only be revoked or modified by a written agreement signed by Employee and the Board of Directors of NAI that specifically states an intent to revoke or modify this Agreement. If any provision of this Agreement is adjudicated to be void or otherwise unenforceable in whole or in part, such adjudication shall not affect the validity of the remainder of the Agreement, which shall remain in full force and effect.

e. Employee represents and agrees that (i) Employee has entered into this Agreement voluntarily and without coercion or duress, (ii) Employee has been offered a reasonable time to consider the matters contained in this Agreement, (iii) Employee has been advised and has had the opportunity to consult with an attorney of his or her choice to explain the terms of this Agreement and the consequences of signing it, and (iv) Employee fully understands his or her rights, privileges and duties under the Agreement. NAI hereby advises Employee in writing to discuss this Agreement with independent counsel prior to executing this Agreement.

My signature below signifies that I have read, understand and agree to this Agreement.

“EMPLOYEE”

/s/ Randell Weaver
Randell Weaver

NATURAL ALTERNATIVES INTERNATIONAL, INC. a Delaware corporation

By:	/s/ Mark Le Doux
Mark A. LeDoux, Chief Executive Officer

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ATTACHMENT #2

CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT,

COVENANT OF EXCLUSIVITY AND COVENANT NOT TO COMPETE

This Confidential Information And Invention Assignment Agreement (“Agreement”) is made between Natural Alternatives International, Inc., a Delaware corporation (“Company”) and the undersigned Employee.

In consideration of and as a condition of my prospective and continued employment relationship with the Company (which for purposes of this Agreement shall be deemed to include any subsidiaries or affiliates of the Company where “affiliate” shall mean any person or entity that directly or indirectly controls, is controlled by, or is under common control with the Company), the receipt of confidential information while associated with the Company, and other good and valuable consideration, I agree to the following, and I agree the following shall be in addition to the terms and conditions of any Confidential Information and Invention Assignment Agreement executed by employees of the Company generally, and which I may execute in addition hereto:

1. Inventions.

a. Disclosure. I will disclose promptly in writing to the appropriate officer or other representative of the Company, any idea, invention, work of authorship, design, formula, pattern, compilation, program, device, method, technique, process, improvement, development or discovery, whether or not patentable or copyrightable or entitled to legal protection as a trade secret, trademark service mark, trade name or otherwise (“Invention”), that I may conceive, make, develop, reduce to practice or work on, in whole or in part, solely or jointly with others (“Invent”), during the period of my employment with the Company.

i. The disclosure required by this Section 1a. applies to each and every Invention that I Invent (1) whether during my regular hours of employment or during my time away from work (2) whether or not the Invention was made at the suggestion of the Company, and (3) whether or not the Invention was reduced to or embodied in writing, electronic media or tangible form.

ii. The disclosure required by this Section 1 a. also applies to any Invention which may relate at the time of conception or reduction to practice of the Invention to the Company’s business or actual or demonstrably anticipated research or development of the Company, and to any Invention which results from any work performed by me for the Company.

iii. The disclosure required by this Section 1 a. shall be received in confidence by the Company within the meaning of and to the extent required by California Labor Code §2871, the provisions of which are set forth on Exhibit “A” hereto.

iv. To facilitate the complete and accurate disclosures described above, I shall maintain complete written records of all Inventions and all work,

study and investigation done by me during my employment, which records shall be the Company’s property.

v. I agree that during my employment I shall have a continuing obligation to supplement the disclosure required by this Section 1 a. on a monthly basis if I Invent an Invention during the period of employment. In order to facilitate the same, the Company and I shall periodically review every six months the written records of all Inventions as outlined in this Paragraph 1 a. to determine whether any particular invention is in fact related to Company business. Should a dispute arise between the Company and myself during the review period, I agree that binding arbitration as outlined in Paragraph 3 of the Mutual Agreement to Mediate and Arbitrate Claims shall be the sole determination whether any particular invention is in fact related to Company business. As to those inventions that are determined to be my sole property, the Company retains right of first refusal or to submit of a purchase agreement, stemming from or related to the review period.

b. Assignment. I hereby assign to the Company without royalty or any other further consideration my entire right, title and interest in and to each and every Invention I am required to disclose under Section 1 a. other than an Invention that (i) I have or shall have developed entirely on my own time without using the Company’s equipment, supplies, facilities or trade secret information, (ii) does not relate at the time of conception or reduction to practice of the Invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company and (iii) does not result from any work performed by me for the Company. I acknowledge that the Company has notified me that the assignment provided for in this Section l b. does not apply to any Invention to which the assignment may not lawfully apply under the provisions of Section §2870 of the California Labor Code, a copy of which is attached as Exhibit “A” hereto. I shall bear the full burden of proving to the Company that an invention qualifies fully under Section §2870.

c. Additional Assistance and Documents. I will assist the Company in obtaining, maintaining and enforcing patents, copyrights, trade secrets, trademarks, service marks, trade names and other proprietary rights in connection with any Invention I have assigned to the Company under Section l b., and I further agree that my obligations under this Section l c. shall continue beyond the termination of my employment with the Company. Among other things, for the foregoing purposes I will (i) testify at the request of the Company in any interference, litigation or other legal proceeding that may arise during or after my employment, and (ii) execute, verify, acknowledge and deliver any proper document and, if, because of my mental or physical incapacity or for any other reason whatsoever, the Company is unable to obtain my signature to apply for or to pursue any application for any United States or foreign patent or copyright covering Inventions assigned to the Company by me, I hereby irrevocably designate and appoint each of the Company and its duly authorized officers and agents as my agent and attorney in fact to act for me and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of any United States or foreign patent or copyright thereon with the same legal force and effect as if executed by me. I shall be entitled to reimbursement of any out-of-pocket expenses incurred by me in rendering such assistance and, if I am required to render such assistance after the termination of my employment, the Company shall pay me a reasonable rate of compensation for time spent by me in rendering such assistance to the extent permitted by law (provided, I understand that no compensation shall be paid for my time in connection with preparing for or rendering any testimony or statement under oath in any judicial proceeding, arbitration or similar proceeding).

d. Prior Contracts and Inventions; Rights of Third Parties. I represent to the Company that, except as set forth on Exhibit “B” hereto, there are no other contracts to assign Inventions now in existence between me and any other person or entity (and if no Exhibit “B” is attached hereto or there is no such contract(s) described thereon, then it means that by signing this Agreement, I represent to the Company that there is no such other contract(s)). In addition, I represent to the Company that I have no other employments or undertaking which do or would restrict or impair my performance of this Agreement. I further represent to the Company that Exhibit “C” hereto sets forth a brief description of all Inventions made or conceived by me prior to my employment with the Company which I desire to be excluded from this Agreement (and if no Exhibit “C” is attached hereto or there is no such description set forth thereon, then it means that by signing this Agreement I represent to the Company that there is no such Invention made or conceived by me prior to my employment with the Company). In connection with my employment with the Company, I promise not to use or disclose to the Company any patent, copyright, confidential trade secret or other proprietary information of any previous employer or other person that I am not lawfully entitled so to use or disclose. If in the course of my employment with the Company I incorporate into an Invention or any product process or service of the Company any Invention made or conceived by me prior to my employment with the Company, I hereby grant to the Company a royalty-free, irrevocable, worldwide nonexclusive license to make, have made, use and sell that Invention without restriction as to the extent of my ownership or interest.

2. Confidential Information.

a. Company Confidential Information. I will not use or disclose Confidential Information, whether before, during or after the period of my employment except to perform my duties as an employee of the Company based on my reasonable judgment as an Officer of the Company, or in accordance with instruction or authorization of the Company, without prior written consent of the Company or pursuant to process or requirements of law after I have disclosed such process or requirements to the Company so as to afford it the opportunity to seek appropriate relief therefrom. “Confidential Information” means any Invention of any person in which the Company has an interest and in addition means any financial, client, customer, supplier, marketing, distribution and other information of a confidential or private nature connected with the business of the Company or any person with whom it deals, provided by the Company to me or to which I have access during or in the course of any employment. Confidential Information is to be broadly defined, and includes all information that has or could have commercial value or other utility in the business in which the Company is engaged or contemplates engaging, and all information of which the unauthorized disclosure could be detrimental to the interests of the Company, whether or not such information is identified as Confidential Information by the Company.

b. Third Party Information. I acknowledge that during my employment with the Company I may have access to patent, copyright, confidential, trade secret or other proprietary information of third parties subject to restrictions on the use or disclosure thereof by the Company. During the period of my employment and thereafter I will not use or disclose any such information other than consistent with the restrictions and my duties as an employee of the Company.

3. Property of the Company. All equipment and all tangible and intangible information relating to NAI, its employees and its customers or vendors furnished to, obtained by or prepared by Employee or any other person during the course of or incident to employment by NAI are and shall remain the sole property of NAI (“NAI Company Property”). NAI Company Property shall include, but not be limited to, computer equipment, books, manuals, records, reports, notes, correspondence, contracts, customer lists, business cards, advertising, sales, financial, personnel, operations, and manufacturing materials and information, data processing reports, computer programs, software, customer information and records, business records, price lists or information, and samples, and in each case shall include all copies thereof in any medium, including paper, electronic and magnetic media and all other forms of information storage. All tangible NAI Company Property shall be returned promptly to NAI upon termination of employment.

4. No Solicitation of Company Employees. While employed by the Company and for a period of one year after termination of my employment with the Company, I agree not to induce or attempt to influence directly or indirectly any employee of the Company to terminate employment with the Company or to work for me or any other person or entity.

5. Covenant of Exclusivity and Not to Compete. During the period of my employment with the Company, I will not engage in any other professional employment or consulting or directly or indirectly participate in or assist any business which is a current or potential supplier, customer or competitor of the Company without prior written approval from the Board of Directors of the Company.

6. General.

a. Assignments, Successors and Assignees. All representations, warranties, covenants and agreements of the parties shall bind their respective heirs, executors, personal representatives, successors and assignees (“transferees”) and shall inure to the benefit of their respective permitted transferees. The Company shall have the right to assign any or all of its rights and to delegate any or all of its obligations hereunder. The undersigned employee shall not have the right to assign any rights or delegate any obligations hereunder without the prior written consent of the Company or its transferee.

b. Number and Gender, Headings. Each number and gender shall be deemed to include each other number and gender as the context may require. The headings and captions contained in this Agreement shall not constitute a part thereof and shall not be used in its construction or interpretation.

c. Severability. If any provision of this Agreement is found by any court or arbitral tribunal of competent jurisdiction to be invalid or unenforceable, the invalidity of such provision shall not affect the other provisions of this Agreement and all provisions not affected by the invalidity shall remain in full force and effect.

d. Amendment and Modification. This Agreement may be amended or modified only by a writing executed by each party.

e. Government Law. The laws of California shall govern the construction, interpretation and performance of this Agreement and all transactions under it.

f. Remedies. I acknowledge that my failure to carry out any obligation under this Agreement, or a breach by me of any provision herein, will constitute immediate and irreparable damage to the Company, which cannot be fully and adequately compensated in money damages and which will warrant preliminary and other injunctive relief, an order for specific performance, and other equitable relief. I further agree that no bond or other security shall be required in obtaining such equitable relief and I hereby consent to the issuance of such injunction and to the ordering of specific performance. I also understand that other action may be taken and remedies enforced against me.

g. Mediation and Arbitration. This Agreement is subject to the Mutual Agreement to Mediate and Arbitrate Claims attached to the Executive Employment Agreement between myself and Company, incorporated into this Agreement by this reference.

h. Attorneys’ Fees. Should either I or the Company, or any heir, personal representative, successor or permitted assign of either party, resort to arbitration or legal proceedings to enforce this Agreement, the prevailing party (as defined in California statutory law) in such proceeding shall be awarded, in addition to such other relief as may be granted, attorneys’ fees and costs incurred in connection with such proceeding.

i. No Effect on Other Terms or Conditions of Employment. I acknowledge that this Agreement does not affect any term or condition of my employment except as expressly provided in this Agreement, and that this Agreement does not give rise to any right or entitlement on my part to employment or continued employment with the Company. I further acknowledge that this Agreement does not affect in any way the right of the Company to terminate my employment.

j. Independent Counsel. Employee represents and agrees that (i) Employee has entered into this Agreement voluntarily and without coercion or duress, (ii) Employee has been offered a reasonable time to consider the matters contained in this Agreement, (iii) Employee has been advised and has had the opportunity to consult with an attorney of his or her choice to explain the terms of this Agreement and the consequences of signing it, and (iv) Employee fully understands his or her rights, privileges and duties under the Agreement. NAI hereby advises Employee in writing to discuss this Agreement with independent counsel prior to executing this Agreement.

My signature below signifies that I have read, understand and agree to this Agreement.

/s/ Randell Weaver
Randell Weaver

ACCEPTED:
NATURAL ALTERNATIVES INTERNATIONAL, INC. a Delaware corporation

By:	/s/ Mark Le Doux
Mark A. LeDoux, Chief Executive Officer

EXHIBIT “A”

California Labor Code

§ 2870. Invention on Own Time-Exemption from Agreement.

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities or trade secret information expect for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer.

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

§ 2871. Restrictions on Employer for Condition of Employment.

No employer shall require a provision made void or unenforceable by Section 2870 as a condition of employment or continued employment. Nothing in this article shall be construed to forbid or restrict the right of an employer to provide in contracts of employment for disclosure, provided that any such disclosures be received in confidence, of all of the employee’s inventions made solely or jointly with others during the period of his or her employment, a review process by the employer to determine such issues as may arise, and for full title to certain patents and inventions to be in the United States, as required by contracts between the employer and the United States or any of its agencies.

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EXHIBIT “B”

Except as set forth below, Employee represents to the Company that there are no other contracts to assign Inventions now in existence between Employee and any other person or entity (see Section l d. of the Agreement):

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EXHIBIT “C”

Set forth below is a brief description of all Inventions made or conceived by Employee prior to Employee’s employment with the Company which Employee desires to be excluded from this Agreement (see Section l d. of the Agreement):

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